Exhibit 23.4

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by William Lyon Homes, a Delaware corporation (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Market Opportunity,” “Description of Our Business” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated: April 8, 2013

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ STEVE DUTRA

Name:	Steve Dutra

Title:	Senior Vice President